Exhibit 10.3

May 21, 2022
Private & Confidential
Abhishek Jain
Dear Abhishek,
It is my pleasure to confirm your appointment as Interim Chief Financial Officer reporting to Reg Seeto, President & CEO.
This is a full-time exempt role at the Company with an annual salary of $305,000.00 paid on a semi-monthly basis on our regular paydays. Deductions required by law or authorized by you will be taken from each paycheck. Your target incentive compensation will increase to 35% of your base salary prorated for 2022, based on the effective date of this appointment, May 26, 2022.
Subject to the approval of the Board of Directors of the Company, you will be granted an option to purchase 10,000 shares of the Company’s Common Stock. This option shall vest, subject to your continued employment with the Company, as to one fourth (1/4) of the shares on the one-year anniversary of your start date, and as to an additional one forty-eighth (1/48th) of the total number of shares subject to the option at the end of each calendar month thereafter. Details of the price of these options will be provided in your stock option grant and determined by the Board of Directors.
You are also eligible to receive equity in the organization in the form of RSUs. Subject to the approval of the Board of Directors of the Company, you will be granted restricted stock units of 15,000. 25% of the Restricted Stock Units will vest on the 1-Year anniversary of the Vesting Commencement Date and 25% of the Restricted Stock Units will vest each year thereafter on the same date as the Vesting Commencement date, subject to Participant continuing to be a Service Provider through each such date.
I am excited about this opportunity and I’m looking forward to an exciting year of growth and execution as we are “Building for the Future”!
Sincerely,
/s/ Reginald Seeto
Reginald Seeto
CEO & President
/s/ Abhishek Jain       _                     Date: May 21, 2022
Abhishek Jain
(Sign)

LEGAL_US_W # 112905675.1